Sound Revolution Inc. (OTC BB: SRVN) enters into agreement to integrate Digital Rights Management technology

VANCOUVER, BC— August 22, 2006 - Sound Revolution Inc, a digital entertainment distribution and technology company, announces that it has entered into an agreement with Gravit-e Technologies to set up and develop functionality on Sound Revolution's digital content distribution web-interface and through its website www.charitytunes.com to allow for the protection of digital content using Windows Media's Digital Rights Management ("DRM").

Integrating the DRM technology into its system will provide protection against piracy and will allow Sound Revolution to select specific uses for each digital media file, such as selecting whether a particular song or other digital file may be played on a portable device, burned onto a CD, or how many copies may be made.

"Based on our discussions and ongoing negotiations with major content owners" says Robin Ram, Sound Revolution's COO, "we believe that Windows Media Digital Rights Management technology will satisfy the security requirements of the owners of the music, video and other digital content that we want to offer for sale online."

Once the development is complete, which Sound Revolution's management estimates will take approximately 6 – 8 weeks, Sound Revolution and its subsidiary Charity Tunes Inc. will offer content partners and technology licensees the choice of using MP3 files or DRM protected files for sale through Sound Revolution's digital content distribution network. Sound Revolution is currently negotiating with several major charities to partner on major promotions in the Fall, once the DRM integration is complete.

According to Digital Lifestyles 2006 Outlook, by Parks and Associates, digital content sales are projected to increase more than 300% to grow to nearly $9 billion in the next four years (2010).

About Sound Revolution and Charity Tunes
Music can change the world. Sound Revolution Inc., an innovative new media corporation that marries business with social meaning, intends to change the world - of online content delivery. Sound Revolution has digital content management technology available for licensing and distribution services. It also wholly owns Charity Tunes Inc., whose charitytunes.com, a music download website, is unique in its promotional partnerships between musical artists and charities. For more info, go to www.soundrevolution.net, www.charitytunes.com, or www.corporate.charitytunes.com.

Forward-Looking Statements

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements. Actual results may differ materially from those described in forward-looking statements and are subject to risks and uncertainties. See Sound Revolution’s filings with the Securities and Exchange Commission, including, without limitation, Sound Revolution’s recent Form 10-QSB and Form 10-KSB, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Contact:

Sound Revolution Inc. Penny Green, President (604) 780 3914 info@soundrevoluion.net www.soundrevolution.net